As filed with the U.S. Securities and Exchange Commission on August 23, 2012

Commission File No. 333-182253

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Pre-Effective Amendment #2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

New Energy Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3674	59-3509694
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code number)	Identification No.)

New Energy Technologies, Inc. 9192 Red Branch Road, Suite 110 Columbia, Maryland 21045 (800) 213-0689	John A. Conklin 9192 Red Branch Road, Suite 110 Columbia, Maryland 21045 (800) 213-0689
(Address and telephone number of principal executive offices)	(Name, address and telephone number of agent for service)

Copies to: Joseph Sierchio, Esq.

Sierchio & Company, LLP

430 Park Avenue

Suite 702

New York, New York 10022

Telephone: (212) 246-3030

Facsimile: (212) 246-3039

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the 1933 Act, please check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value (2)	1,500,000	$1.09	$1,635,000 (3)	$187
Total	1,500,000		$1,635,000	$187 (4)

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Represents shares of our common stock, par value $0.001 per share to be sold pursuant to this registration statement.

(3) The proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act using the offering price per share.

(4) We previously paid $573 in registration fees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC filing fee	$500
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Miscellaneous	$4,500
Total	$25,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

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Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws also contain broad indemnification provisions. We have entered into indemnification agreements with each of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On April 6, 2010, the Company entered into an amendment to the Employment Agreement dated June 24, 2009 with Mr. Patel (the “Amended Employment Agreement”), pursuant to which Mr. Patel agreed to continue to serve as the Company’s President and CEO, until March 31, 2011 (the “Employee Employment Commitment”). In consideration of the Employee Employment Commitment, Mr. Patel was granted a stock option to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.74 per share. Subject to the terms, restrictions and earlier termination provisions as set forth in the option agreement dated April 6, 2010, between the Company and Mr. Patel, the option vested as follows: 12,500 on June 30, 2010; 12,500 on September 30, 2010; 12,500 on December 31, 2010; and 12,500 on March 31, 2011.

On August 9, 2010, Mr. Patel resigned from all executive positions held with us and as one of our directors. As of the date of Mr. Patel’s resignation, 12,500 of his 50,000 stock options had vested. Pursuant to the stock option agreement, the vesting of this stock option was accelerated when we mutually terminated the Amended Employment Agreement between us and Mr. Patel and Mr. Patel had the right at any time within the then remaining exercise period of such vested stock options to exercise the 50,000 stock options granted to him on April 6, 2010. On November 1, 2010, Mr. Patel exercised all 50,000 of these stock options via the cashless exercise option set forth in the option agreement and we issued 26,984 shares of our common stock in full settlement of this stock option exercise.

The issuance of the common stock pursuant to the above transaction is exempt from registration pursuant to Section 4(2) of the Securities Act, and the stock certificate contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom.

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Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended (1)

3.2	Certificate of Amendment to the Articles of Incorporation changing name to New Energy Technologies, Inc. (1)

3.3	Certificate of Amendment to the Articles of Incorporation increasing the authorized shares from 100,000,000 to 300,000,000 (2)

3.4	Certificate of Change to the Articles of Incorporation relating to the one-for-three reverse stock split (2)

3.5	Bylaws (1)

4.1	Securities Purchase Agreement dated February 8, 2008 (1)

4.2	Form of Series G Warrant (11)

4.3	Subscription Agreement (14)

5.1	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered (12)

10.1	Employment Termination Agreement with Mr. Cucinelli (1)

10.2	Employment Agreement dated June 24, 2009 between New Energy Technologies, Inc. and Meetesh Patel (1)

10.3	Amendment to the Employment Agreement dated June 24, 2010, dated April 6, 2010, between New Energy Technologies, Inc. and Meetesh Patel (1)

10.4	Stock Option Agreement Dated April 6, 2010 between New Energy Technologies, Inc. and Meetesh Patel (1)

10.5	Employment Agreement dated February 1, 2010 between New Energy Technologies, Inc. and James B. Wilkinson (1)

10.6	Resignation and Mutual Determination to Terminate Employment between New Energy Technologies, Inc. and James B. Wilkinson, dated February 15, 2010 (1)

10.7	Amended Form of Stock Option Agreement dated as of December 15, 2009 between Meetesh Patel and New Energy Technologies, Inc., correcting the grant date (1)

10.8	Amended Form of Stock Option Agreement dated as of December 15, 2009 between New Energy Technologies, Inc. and its non-employee directors, correcting the grant date (1)

10.9	Employment Agreement dated August 9, 2010 between New Energy Technologies, Inc. and John A. Conklin (3)

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10.10	Stock Option Agreement dated August 9, 2010 between New Energy Technologies, Inc. and John A. Conklin (3)

10.11	Employment Agreement dated December 17, 2010 between New Energy Technologies, Inc. and Andrew Farago (4)

10.12	Stock Option Agreement dated December 17, 2010 between New Energy Technologies, Inc. and Andrew Farago (4)

10.13	Stock Option Agreement dated January 17, 2011 between New Energy Technologies, Inc. and Jatinder Bhogal (5)

10.14	Stock Option Agreement dated January 17, 2011 between New Energy Technologies, Inc. and Alistair Livesey (5)

10.15	Stock Option Agreement dated January 17, 2011 between New Energy Technologies, Inc. and Joseph Sierchio (5)

10.16	Stock Option Agreement dated January 19, 2011 between New Energy Technologies, Inc. and Javier Jimenez (5)

10.17	Consultancy Agreement dated February 1, 2011 between New Energy Technologies, Inc. and Elliot Maza (6)

10.18	Employment Agreement dated February 2, 2011 between New Energy Technologies, Inc. and Scott Taper (7)

10.19	Redacted USF Sponsored Research Agreement (1) (8)

10.20	Redacted USF Option Agreement (1) (8)

10.21	Redacted Veryst Agreement (1) (8)

10.22	Redacted Sigma Design Agreement (1) (8)

10.23	Redacted Standard Exclusive License Agreement with Sublicensing Terms entered into on June 21, 2010 by and between the University of South Florida Research Foundation, Inc. and New Energy Solar Corporation (6) (8)

10.24	Redacted Addendum 1 dated November 30, 2010 to the License Agreement by and between the University of South Florida Research Foundation, Inc. and New Energy Solar Corporation (8) (9)

10.26	Bridge Loan Agreement dated April 17, 2012 (11)

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1 hereto) (12)

23.2	Consent of Peterson Sullivan LLP (14)

24.1	Power of Attorney (13)

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99.1	2006 Incentive Stock Option Plan (10)

_______________________________________________________________________________

(1)	Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed by New Energy Technologies, Inc. on April 16, 2010.

(2)	Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on March 21, 2011.

(3)	Incorporated by reference to the Form 10-K filed by New Energy Technologies, Inc. on December 13, 2010.

(4)	Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on December 23, 2010.

(5)	Incorporated by reference to the Form 8-K/A filed by New Energy Technologies, Inc. on January 21, 2011.

(6)	Incorporated by reference to the Form 8-K dated February 1, 2011, filed by New Energy Technologies, Inc. on February 4, 2011.

(7)	Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on February 8, 2011.

(8)	Confidential treatment has been granted with respect to certain portions of this exhibit.

(9)	Incorporated by reference to the Form 8-K dated November 30, 2010, filed by New Energy Technologies, Inc. on February 4, 2011.

(10)	Incorporated by reference to the Form S-8 filed by New Energy Technologies, Inc. on March 15, 2011.

(11)	Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on April 23, 2012.

(12)	Filed herewith.

(13)	Incorporated by reference to the Form S-1 filed by New Energy Technologies, Inc. on June 21, 2012.

(14)	Incorporated by reference to the Form S-1/A filed by New Energy Technologies, Inc. on August 16, 2012.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

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The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbia, State of Maryland, on August 23, 2012.

New Energy Technologies, Inc.

By: /s/ John A Conklin

Name: John A. Conklin

Title: President and Chief Executive Officer, Chief Financial Officer

(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By: /s/ John A Conklin	Dated: August 23, 2012

Name: John A. Conklin

Title: President and Chief Executive Officer, Chief Financial Officer

(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

By: ______*_________	Dated: August 23, 2012

Name: Alastair Livesey

Title: Director

By: ______*_________	Dated: August 23, 2012

Name: Jatinder S. Bhogal

Title: Director

By: ______*_________	Dated: August 23, 2012

Name: Joseph Sierchio

Title: Director

By: ______*_________	Dated: August 22, 2012

Name: Javier Jimenez

Title: Director

By:______*_________	Dated: August 23, 2012

Name: Peter Fusaro

Title: Director

* By:	/s/ John Conklin

John Conklin

Attorney-In-Fact

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